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                                                                    EXHIBIT 12.2



                           TransTexas Gas Corporation
                     Pro Forma Ratio of Earnings to Combined
                    Fixed Charges and Stock Dividend Payments
                           Year Ended January 31, 2000
                            (in thousands of dollars)


Loss before income taxes                                  $ (46,792)
Add:                                                         37,632
   Interest expense, net of amounts capitalized
   Portion of rental expense representative of an
   interest factor                                            1,046
                                                          ---------
        Earnings (A)                                      $  (8,114)
                                                          =========
Fixed charges:
   Total interest                                         $  51,132
Preferred stock dividend requirements                        50,092
Portion of rental expense representative of an interest
factor                                                        1,046
                                                          ---------
   Fixed charges (B)                                      $ 102,270
                                                          =========
Ratio of earnings to fixed charges (A+B)                         --
                                                          =========
Earnings inadequate to cover fixed charges                $ 110,384
                                                          =========